Exhibit 3.1
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that (a) at the Effective Time (as defined below), every four shares of common stock, $0.01 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be converted into and classified as one issued and outstanding share of common stock, $0.04 par value per share (the “Reverse Stock Split”), and (b) no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share of the Corporation’s common stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Corporation’s common stock on the date that includes the Effective Time (as adjusted for the Reverse Stock Split) as reported on The Nasdaq Stock Market, LLC, without any interest.

SECOND: The foregoing amendment (the “Amendment”) was duly advised by the Board of Directors of the Corporation and duly approved by the stockholders of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter. The manner in which the Amendment was advised and approved is set forth below.

(a)    At a meeting thereof duly held on June 20, 2025, the Board of Directors of the Corporation adopted resolutions that (i) set forth the Amendment, (ii) declared the Amendment advisable, and (iii) directed that the Amendment be submitted to the stockholders of the Corporation for consideration.

(b)    At a meeting thereof duly held on August 20, 2025, the stockholders of the Corporation approved the Amendment.

THIRD: The Amendment does not increase the authorized stock of the Corporation.

FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:00 p.m., Eastern Time, on August 26, 2026.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on August 10, 2026 and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:    WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By: /s/ Sydney Schlimgen     By:    /s/ M. Andrew Franklin
Name:    Sydney Schlimgen     Name:    M. Andrew Franklin
Title:    Secretary            Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]